Exhibit 10.8

AGREEMENT OF PURCHASE AND SALE

          THIS AGREEMENT (“Agreement”) is made as of the 18th day of December, 2008 (the “Effective Date”), between Bank One, Chicago, NA, as successor by merger with Bank One, Wilmette, f/k/a, First Illinois Bank of Wilmette, as Trustee under Trust Agreement dated January 29, 1986 and known as Trust Number TWB-0454 (the “Seller”) and Whitestone REIT Operating Partnership, L.P., a Delaware limited partnership, or its designee (the “Purchaser”).

          WHEREAS, Seller has agreed to sell and Purchaser has agreed to purchase the Property (as hereinafter defined);

          NOW, THEREFORE, in consideration of the agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

          1. Property. Seller hereby agrees to sell and Purchaser, or his designee, hereby agrees to purchase from Seller certain real property in the City of Buffalo Grove, Lake County, Illinois, municipally known as Spoerlein Commons, 1151 McHenry Road, Buffalo Grove, Illinois 60084, generally comprising approximately 3.6595 acres of land and more particularly described on Exhibit A hereto and hereby incorporated by reference herein, together with an approximately 50,000 square foot retail/office building and all other improvements located thereon and all rights, easements, hereditaments and appurtenances thereto belonging, together with all telephone numbers for the Property and all tangible and intangible personal property of Seller located on and used in connection with the operation of the Property (collectively, the “Property”).

          2. Earnest Money. Within three (3) business days after the Effective Date, Purchaser shall deposit with Chicago Title Insurance Company (the “Escrow Agent”) Fifty Thousand and 00/100 Dollars ($50,000.00) in cash or certified or cashier’s check as earnest money (the “Earnest Money”). Said Earnest Money shall be refundable to Purchaser in accordance with Section 4 hereof. The parties hereto covenant and agree that in performing any of its duties under this Agreement, Escrow Agent shall not be liable for any loss, costs or damage which it may incur in the capacity of Escrow Agent, except for any loss, costs or damage arising out if its default or gross negligence.

          Purchaser and Seller shall indemnify the Escrow Agent and hold the Escrow Agent harmless from all damage, costs, claims and expenses arising from performance of its duties as Escrow Agent including reasonable attorney’s fees, except for those damages, costs, claims and expenses resulting from the gross negligence of willful misconduct of the Escrow Agent.

          Accordingly, Escrow Agent shall not incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of counsel given with respect to any questions relating to duties and responsibilities, or (ii) to any action taken or omitted to be taken in reliance upon any documents, including any written notice of instruction provided for in this Agreement, not only as to its execution and the validity and effectiveness of its provisions, but also to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to be signed or presented by a proper person or persons and to conform with the provisions of this Agreement. The Seller and/or Purchaser are aware the Federal Deposit Insurance Corporation (FDIC) coverages apply to a maximum amount of $250,000.00 per depositor (as may be modified by the FDIC from time to time). Further, the Seller and/or Purchaser do not and will not hold Escrow Agent liable for any loss occurring which arises from bank failure or error, insolvency or suspension, or a situation or event which falls under the FDIC coverages.

          In the event any party to the transaction underlying this Agreement shall tender any performance after the time when such performance was due, Escrow Agent may proceed under this Agreement unless one of the parties to this Agreement shall give to the Escrow Agent written direction to stop further performance of the Escrow Agent’s functions hereunder. In the event written notice of default or dispute is given to the Escrow Agent by any party, or if Escrow Agent receives contrary written instructions from any party, then Escrow Agent will promptly notify all other parties of such notice. Thereafter, Escrow Agent will decline to disburse funds or to deliver any instrument or otherwise continue to perform its escrow functions, except upon receipt of a mutual written agreement of the parties or upon an appropriate order of court. In the event of a dispute, the Escrow Agent is authorized to deposit the escrow into a court of competent jurisdiction for a determination as to the proper disposition of said funds. In the event that the funds are deposited in court, the Escrow Agent shall be entitled to file a claim in the proceeding for its costs and counsel fees, if any.

          3. Purchase Price. The purchase price (the “Purchase Price”) of the Property shall be an amount equal to Nine Million Four Hundred One Thousand and 00/100 Dollars ($9,401,000.00). At the Closing, all Earnest Money shall be applied to the Purchase Price, and the balance of the Purchase Price shall be paid in part in cash and in part in Units of limited partnership of Purchaser (“Units”) or shares of stock in Purchaser’s general partner, Whitestone REIT, a Maryland real estate investment trust (“Shares”) as follows: (i) Five Million Four Hundred Fifty Thousand and 00/100 Dollars ($5,450,000.00) in cash at Closing by wire transfer of immediately available funds and (ii) the balance of the Purchase Price, subject to the adjustments and prorations required by this Agreement, (“Unit Dollar Value”) by Purchaser’s delivery to Seller of that number of Units or Shares (to be determined by Seller) obtained by dividing the Unit Dollar Value by $5.15. In any event, the Units shall be freely convertible to Shares at any time after July 1, 2009, pursuant to the Purchaser’s limited partnership agreement, as may be amended from time to time.

          4. Inspection Period; Refund of Earnest Money; Due Diligence Materials. Purchaser shall have until December 22, 2008 (“Inspection Period”) to make such determinations with respect to the Property as Purchaser deems appropriate and to elect to either continue or terminate this Agreement. Purchaser may terminate this Agreement, and receive a full refund of the Earnest Money, less $10.00 to be retained by Seller as consideration for entering into this Agreement, by delivering written termination notice to Seller at any time prior to expiration of the Inspection Period. In the event of such termination, Purchaser agrees to reimburse Seller the cost of obtaining the Survey. If Purchaser does not so terminate this Agreement, the Earnest Money shall thereafter be nonrefundable (except as expressly otherwise set forth in this Agreement) and this Agreement shall remain in effect.

          Within five (5) days after the Effective Date, Seller shall deliver to Purchaser at Seller’s sole expense the information more particularly described on Schedule 4 hereto (the “Due Diligence Materials”). For each day of Seller’s delay in delivering all of the Due Diligence Materials beyond five (5) days after the Effective Date, the Inspection Period and Closing Date shall (at Purchaser’s option) be extended by one (1) day.

          5. Costs and Prorations.

                    (a) Purchaser shall pay for all recording costs applicable to the deed of transfer, the premium for extended or additional coverage or endorsements to the Title Policy to be delivered at Closing pursuant to Section 6(c) hereof and the premium for any lender’s title policy, the costs of any Phase I environmental report, property condition assessment, appraisal, and other third party reports obtained by Purchaser for its due diligence. Seller shall pay for preparation of the deed of transfer, all transfer taxes applicable to the deed of transfer, the costs of production of the title search or abstract, the premium for the Title Policy to be delivered at Closing pursuant to Section 6(c) hereof and the Survey required pursuant to Section 8 hereof. Each party shall pay its own attorney’s fees. Purchaser shall pay all expenses incident to any financing obtained for the purchase of the Property.

                    (b) The following shall be prorated between the parties as of the Closing Date as defined in Section 7: (i) ad valorem property taxes constituting a lien against the Property for the year in which the Closing occurs and all other unpaid assessments with respect thereto, and (ii) rents and other tenant charges, utilities, and operating expenses for the Property for the calendar month in which Closing occurs, subject to subsections 6(c) and 6(d) below. If applicable, percentage rent attributable to sales at the Property for the year in which Closing occurs shall be prorated on a straight line basis for the year in which Closing occurs based on the number of days Seller and Purchaser each own the Property in the year in which the Closing occurs. In the event such proration is based upon a previous year’s taxes or assessment, after Closing, at such time as any of the taxes or assessments are capable of exact determination, the party having the information permitting the exact determination shall send to the other party a detailed report of the exact determination so made. Within thirty (30) days after both Seller and Purchaser shall have received such report, Seller and Purchaser shall adjust the amounts apportioned pursuant to the estimates made at Closing to reflect the exact determinations contained in the report, and Seller or Purchaser, as the case may be, shall pay to the other whatever amount shall be necessary to compensate for the difference. Purchaser shall receive a credit against the Purchase Price in the amount of all security deposits (together with interest required to be paid thereon) held or required to be held by Seller under the Leases. Purchaser shall have no rights to any of Seller’s utility deposits for the Property, and Seller shall be entitled to seek a refund of the same.

                    (c) Nondelinquent rent collected by Seller after Closing attributable to periods from and after Closing shall be promptly remitted to Purchaser. Delinquent rent collected by Seller and Purchaser after the date of Closing shall be delivered by the recipient as follows: Within fifteen (15) days after the receipt thereof, Seller and Purchaser agree that all rent received by Seller or Purchaser shall be applied first to then current rents, and then to delinquent rents for periods after Closing and then to delinquent rents for periods prior to Closing. Seller retains the right to pursue tenants for payment of delinquent rent but may not seek to dispossess a tenant, terminate a lease or enforce a landlord lien.

                    (d) Seller, as landlord under the Leases, is currently collecting from tenants additional rent to cover taxes, insurance, utilities, maintenance and other operating costs and expenses incurred by Seller in connection with the ownership, operation, maintenance and management of the Property (such expenses, collectively “Expenses” and such collections, collectively “Collections”). Non delinquent Collections for the month in which Closing occurs shall be prorated in the same manner as other rents as set forth above. Subsequent to Closing Purchaser shall calculate adjustments for Expenses incurred and Collections received for the year of Closing and shall prepare and present to Seller a calculation of the Collections received and Expenses incurred by each of Seller and Purchaser attributable to each party’s period of ownership. The parties shall make the appropriate adjusting payment between them within 30 days after presentment to Seller of Purchaser’s calculation. Either party may inspect the other’s books and records related to the Property to confirm the calculation.

          6. Conditions Precedent To Purchaser’s Obligations. Seller acknowledges that as a condition precedent to Purchaser’s obligations hereunder, the following shall occur on or before the Closing Date, any of which conditions may be waived by Purchaser in its sole discretion:

                    (a) Purchaser shall have received a current Phase I environmental assessment satisfactory to Purchaser prepared by a competent licensed environmental engineer satisfactory to Purchaser that does not recommend a Phase II environmental assessment and reflecting that there are no hazardous wastes or hazardous materials located on or below the surface of the Property, and that the Property is in compliance with all applicable environmental laws, ordinances, rules and regulations.

                    (b) Prior to the expiration of the Inspection Period, Seller shall have delivered to Purchaser (i) Qualifying Tenant Estoppels (defined below) executed by tenants occupying at least 90% of the rentable square footage of the Property, and (ii) any subordination, non-disturbance and attornment agreements (“SNDA’s”) reasonably required by Purchaser or Purchaser’s lender from tenants at the Property. Seller agrees to use reasonable efforts to obtain the required tenant estoppels and SNDA’s. For purposes hereof, a “Qualifying Tenant Estoppel” is a tenant estoppel substantially in the form of Exhibit B (or in any other form reasonably required by or acceptable to Purchaser and Purchaser’s lender) that does not include any information that is materially inconsistent with Seller’s representations and warranties in this Agreement.

                    (c) Chicago Title Insurance Company (the “Title Company”) shall be irrevocably committed to issue upon Closing a 2006 ALTA Owner’s Policy of Title Insurance (the “Title Policy”), insuring Purchaser as owner of fee simple title to the Property, subject only to Permitted Exceptions (defined below), in the amount of the Purchase Price, and containing such endorsements as Purchaser shall have requested.

                    (d) Each and every representation and warranty of Seller set forth in Section 10 shall be true and correct, and Seller shall not be in default under any of its obligations under this Agreement, as of Closing.

          7. Closing. Subject to all preconditions set forth herein, the closing or settlement (“Closing”) of the transaction contemplated hereby, unless terminated in accordance with this Agreement or as otherwise agreed upon by Purchaser and Seller, shall be held via the mails, through the Title Company, or at the offices of Whitestone REIT, 2600 S. Gessner Road, Suite 500, Houston, Texas 77063 at 10:00 a.m. on January 15, 2009 or such earlier date as Seller may determine or such other place and time as the parties may agree (such date shall be referred to herein as the “Closing Date”).

          At Closing, Seller shall convey to Purchaser good, marketable and insurable title to the Property by special warranty deed acceptable to Purchaser and the Title Company (the “Deed”), subject to (i) standard exceptions for real property taxes not yet due and payable, and (ii) any other matters which are waived by, or acceptable to, Purchaser pursuant to Section 9 (the “Permitted Exceptions”).

          8. Survey. Seller at its expense, has ordered an ALTA survey of the Property from a reputable registered local surveyor selected by Purchaser (“Survey”) and delivered a copy of the Survey to the Purchaser. The Survey must indicate, among other things, the exact location and square footage of improvements located on the Property and shall indicate the exact metes and bounds and aggregate acreage of the Property, together with the metes and bounds and acreage of any and all portions of the Property located within (a) any public right of way (including any proposed right of way or any proposed widening of any existing right of way), (b) any body of water, (c) any 100-year flood plain, (d) any marshlands or wetlands and (e) any easement areas, buffer zones or natural preserves in which the construction of buildings is prohibited by any law, ordinance, regulation or private covenant including PUD conditions governing the Property of the Property. After the Survey shall have been completed, the description of the Property shall automatically be amended to conform to the legal description based on the Survey, and thereafter, the new legal description shall be the legal description of the Property for all purposes relating to this Agreement.

          9. Title. Within five (5) days after the Effective Date, Seller shall deliver to Purchaser a title insurance commitment in the amount of the Purchase Price covering the Property issued by the Title Company (the “Title Commitment”). Purchaser shall have until December 31, 2008 to object to any matters shown on the Title Commitment or Survey by written notice to Seller (“Title Objection Notice”). Purchaser may also object to any new matters thereafter revealed by a title update or survey update by subsequent Title Objection Notice to Seller. Within five (5) days after receipt of Purchaser’s Title Objection Notice, Seller shall either (i) deliver written notice to Purchaser of any title or Survey objections which Seller elects not to cure, or (ii) cure or satisfy such objections (or commence to cure or satisfy such objections as long as Seller reasonably believes such objections may be cured or satisfied at least five (5) business days prior to Closing). Within five (5) days after receipt of Seller’s written notification that Seller elects not to cure a title or Survey objection, Purchaser may terminate this Agreement and receive a full refund of the Earnest Money by delivering written notice thereof to Seller. If Purchaser does not so terminate this Agreement, then any such title or Survey objection which Seller elects not to cure shall be deemed waived by Purchaser and shall be an additional Permitted Exception. If any objection which Seller elects to cure is not satisfied by Seller at least five (5) business days before the scheduled date of Closing, Purchaser shall have the right to terminate this Agreement, in which case the Earnest Money shall be returned to Purchaser and neither party shall have any further rights, obligations or duties under this Agreement. If Seller does cure or satisfy the objections at least five (5) business days prior to Closing, then this Agreement shall continue in effect. Any exception to or defect in title which Purchaser shall elect to waive, or which is otherwise acceptable to Purchaser, shall be deemed an additional Permitted Exception to title at Closing. Seller covenants and agrees not to alter or encumber in any way Seller’s title to the Property after the date hereof.

          Notwithstanding anything in this Agreement to the contrary, Seller shall cause any deed of trust, mortgage, deed to secure debt, judgment or other lien for a liquidated sum encumbering the Property to be released at or before Closing.

          10. Seller’s Representations and Warranties. As of the date hereof and as of the Closing Date (as evidenced by Seller’s downdate certificate to be provided at Closing), Seller represents, warrants and covenants to Purchaser that:

                    (a) There are and there will be no parties in possession of any portion of the Property as lessees, and no other party has been granted an oral or written license, lease, option, purchase agreement or other right pertaining to the use, purchase or possession of any portion of the Property, other than tenants in possession under the Leases (defined hereafter). True, complete and correct copies of all leases affecting the Property and any amendments thereto (collectively, the “Leases”) have been or will be furnished to Purchaser within seven (7) days after the Effective Date as part of the Due Diligence Materials, together with true, correct and complete copies of any service, maintenance or other contracts or agreements with third parties relating to or affecting the Property (the “Contracts”). A schedule and rent roll of all Leases and amendments is attached hereto as Exhibit C (“Lease Schedule”) and incorporated herein by reference. Such Leases and Contracts are valid and binding in accordance with their respective terms and conditions, are in full force and effect, and, to Seller’s knowledge, have no uncured breach or default by any party except as disclosed on Exhibit C. To Seller’s knowledge, no off-sets or defenses are available to any party under the Leases or Contracts. All Contracts are cancellable upon not more than thirty (30) days prior written notice. No rents have been collected more than thirty (30) days in advance and no tenant is entitled to any allowance for decoration, redecoration or other improvements under any of the Leases (a “TI Allowance”), except as specifically set forth on Exhibit C. There are no leasing brokerage agreements, leasing commission agreements or other agreements providing for the payment of any amounts, and no commissions due, for leasing activities with respect to the Property except as set forth in the Leases or on Exhibit C. Purchaser shall have no liability for (and Seller hereby indemnifies Purchaser against any claim for) any such leasing commissions and any TI Allowance with respect to the Leases except to the extent (i) expressly allocated to Purchaser on Exhibit C, or (ii) expressly provided for in any current Lease or any Lease entered into after the Effective Date that is approved by Purchaser pursuant to Section 16 below.

                    (b) The Seller has not received written notice of any default (nor does Seller have any knowledge of any default) under any note or deed of trust related to or secured by the Property. The execution and delivery of this Agreement, the consummation of the transaction herein contemplated and the compliance with the terms and provisions hereof will not conflict with or (with or without notice or the passage of time or both) result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, loan agreement or instrument to which the Seller is a party or by which the Seller or the Property is bound, any applicable regulation or any judgment, order or decree of any court having jurisdiction over the Seller or the Property.

                    (c) The Seller has not received any written notice, nor is the Seller aware, of any violation of any ordinance, regulation, law, statute, rule or restriction relating to the Property.

                    (d) There are no attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy or under any applicable debtor relief laws or any other litigation contemplated by or pending or threatened against the Seller or the Property.

                    (e) Seller has been duly organized and is validly existing under the laws of the State of Illinois. Seller has the full right and authority to enter into this Agreement and to transfer all of the Property to be conveyed by Seller pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein to be made by Seller. The person signing this Agreement on behalf of Seller is authorized to do so. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Seller, enforceable in accordance with their respective terms. No other signatures or approvals are required to make this Agreement fully enforceable by the Purchaser with respect to the Seller or the Property. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Seller, enforceable in accordance with their respective terms.

                    (f) The Seller has and will convey to the Purchaser good, marketable and indefeasible title in fee simple to the Property, subject only to the Permitted Exceptions.

                    (g) There is no pending or threatened condemnation or similar proceeding or assessment affecting the Property or any part thereof, nor to the knowledge of the Seller is any such proceeding or assessment contemplated by any governmental authority. There will be no claim against the Property or Purchaser for or on account of work done, materials furnished, and utilities supplied to the Property prior to the Closing Date. To Seller’s knowledge, there are no public plans or proposals for changes in road grade, access, or other municipal improvements which would adversely affect the Property or result in any assessment; and, to Seller’s knowledge, no ordinance authorizing improvements, the cost of which might be assessed against Purchaser or the Property, is pending.

                    (h) No portion of the Property is within the area determined to be within any flood hazard areas, including the 100-year flood plain on the Flood Insurance Rate Map published by the Federal Emergency Management Agency and/or by the United States Army Corps of Engineers and/or Lake County and/or the State of Illinois, except as may be shown on the Survey.

                    (i) Seller has not entered into any agreement to dispose of its interest in the Property or any part thereof, except for this Agreement.

                   (j) Seller is not a party to any litigation which is still pending, and knows of no threatened litigation, affecting or relating to the Property.

                    (k) Neither the Seller, nor to Seller’s knowledge, any other party has ever caused or permitted any “hazardous material” (as hereinafter defined) to be placed, held, located, or disposed of on, under, or at the Property or any part thereof in forms or concentrations which violate applicable laws and regulations, and, to Seller’s knowledge, neither the Property nor any part thereof has ever been used as a dump or storage site (whether permanent or temporary) for any hazardous material. As used herein, “hazardous material” means and includes any hazardous, toxic, or dangerous waste, substance, or material defined as such in, or for purposes of, the Comprehensive Environmental Response, Compensation Liability Act (42 U.S.C. Section 9601, et seq., as amended) or any other “super fund” or “super lien” law or any other Federal, State, or local statute, or law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability for standards of conduct concerning any substance or material, as presently in effect. The Property does not currently contain any underground storage tanks.

          Seller hereby indemnifies and holds harmless Purchaser from and against any and all loss, expense (including without limitation reasonable attorney fees), liability, cost, claim, demand, action, cause of action and suit arising out of or in any way related to any breach of any representation, warranty, covenant or agreement of Seller in this Agreement.

          11. Broker and Broker’s Commission.

          Purchaser and Seller each represent and warrant to the other that such party has not incurred an obligation to any other broker or agent in connection with the transaction contemplated hereby. Each party hereby covenants and agrees to defend, indemnify and hold harmless the other party against and from any and all loss, expense, liability, cost, claim, demand, damage, action, cause of action and suit arising out of or in any manner relating to the alleged employment or use by such party of any real estate broker or agent in connection with this transaction. The provisions of this Section 11 shall survive the Closing of this transaction.

          Purchaser represents and warrants that it has not and shall not incur any broker-dealer, underwriting or placement agent fee and/or discount related to the issuance of the Units or Shares set forth in Section 3 hereof.

          12. Survey and Inspection. Purchaser and Purchaser’s agents, employees and independent contractors shall have the right and privilege to enter upon the Property during the Inspection Period to survey and inspect the Property and to conduct soil borings, environmental assessment and toxic waste studies and other geological, engineering or landscaping tests or studies, all at Purchaser’s sole cost and expense. Purchaser hereby covenants and agrees to indemnify and hold harmless Seller from any and all loss, liability, cost, claim, demand, damage, action, cause of action and suit arising out of or in any manner related to the exercise by Purchaser of Purchaser’s rights under this section (but not the existence of any condition discovered in the course of Purchaser’s inspections and testing).

          13. Eminent Domain. If, after the Effective Date and prior to Closing, Seller shall receive notice of the commencement or threatened commencement of eminent domain or other like proceedings against the Property or any portion thereof, Seller shall immediately notify Purchaser in writing, and Purchaser shall elect within thirty (30) days from and after such notice, by written notice to Seller, one of the following: (a) not to close the transaction contemplated hereby, in which event all Earnest Money shall be refunded to Purchaser and this Agreement shall be void and of no further force and effect; or (b) to close the purchase of the Property contemplated hereby in accordance with its terms but subject to such proceedings, in which event the Purchase Price shall remain the same and Seller shall transfer and assign to Purchaser at Closing all condemnation proceeds and rights to additional condemnation proceeds, if any. If Purchaser elects to purchase after receipt of such a notice, all actions taken by Seller with regard to such eminent domain proceedings, including but not limited to, negotiations, litigation, settlement, appraisals and appeals, shall be subject to the approval of Purchaser, which approval shall not be unreasonably withheld. If Purchaser does not make such election within the aforesaid time period, Purchaser shall be deemed to have elected to close the transactions contemplated hereby in accordance with clause (b) above.

          14. Property Damage. If, after the Effective Date and prior to Closing, the Property shall suffer significant damage as the result of fire or other casualty, Seller shall immediately notify Purchaser in writing. In the event said damage results in damage of the improvements situated on the Property in the amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) or greater, Purchaser shall have the right to elect within fifteen (15) days from and after such notice, by written notice, one of the following: (a) not to close the transaction contemplated hereby, in which event all Earnest Money shall be refunded to Purchaser and this Agreement shall be void and of no further force and effect; or (b) to close the purchase of the Property contemplated hereby in accordance with its terms but subject to such damage, in which event the Purchase Price shall remain the same and Seller shall transfer and assign to Purchaser at Closing all insurance proceeds received or to be received as a result of such damage, and Purchaser shall receive a credit against the Purchase Price for any insurance deductible or uninsured loss. If Purchaser does not make such election within the aforesaid time period, Purchaser shall be deemed to have elected to close the transactions contemplated hereby in accordance with clause (b) above.

          In the event less than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) of damage to the improvements situated on the Property exists, this Agreement shall remain in full force and effect, but, at Closing, Seller shall transfer and assign to Purchaser all insurance proceeds received or to be received as a result of such damage, and Purchaser shall receive a credit against the Purchase Price for any insurance deductible or uninsured loss.

          15. Condition of Property. Subsequent to the Effective Date and prior to Closing, Seller shall maintain the Property in accordance with its past practices and ordinary maintenance, but shall not be required to provide any extraordinary maintenance.

          16. Operations. After the Effective Date and prior to the Closing Date, Seller shall neither enter into any new, nor terminate, modify, extend, amend or renew any existing, lease or service, management, maintenance, repair, employment, union, construction, leasing or other contract or agreement affecting the Property (each, a “New Agreement”) without providing at least five (5) business days prior notice (and opportunity to review and approve the New Agreement) to Purchaser. Purchaser shall have five (5) business days after Purchaser’s actual receipt (notwithstanding the notice provisions in Section 17 below) of a true, correct and complete copy of a New Agreement to approve the same. If Purchaser does not approve any such New Agreement that Seller will enter into prior to expiration of the Inspection Period, then Purchaser’s sole and exclusive remedy will be to terminate this Agreement by delivering written notice to Seller no later than five (5) business days after receiving the New Agreement, and in such event Purchaser shall receive a full refund of the Earnest Money. If Purchaser fails to terminate this Agreement as set forth in the preceding sentence, it shall be deemed to have approved the New Agreement that Seller will enter into prior to expiration of the Inspection Period in the form provided. Seller may not enter into New Agreement after expiration of the Inspection Period unless Purchaser has approved the same in writing. If Purchaser approves (or is deemed to have approved) any New Agreement and thereafter consummates the Closing under this Agreement, then it will be responsible for any leasing commissions and TI Allowance payments expressly set forth in the approved form of the New Agreement (whether payable before or after the Closing Date), and Seller shall receive a credit at Closing for any such leasing commissions and TI Allowance payments which Seller pays prior to Closing. Seller shall cause any Contracts which Purchaser elects in its discretion not to assume to be cancelled at or before Closing. Seller shall promptly notify Purchaser in writing of any default by any party under any Lease that occurs after the Effective Date, and if any such default occurs Purchaser may terminate this Agreement and receive a full refund of the Earnest Money.

          17. Notice. Each notice required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) two (2) business days after deposit in registered or certified U.S. mail, postage fully prepaid, (ii) one (1) business day after deposit with a recognized overnight delivery service such as Federal Express or (iii) immediately upon facsimile or e-mail transmission provided confirmation of facsimile or e-mail is received and further provided any such facsimile or e-mail notice shall be sent by one of the other methods of providing notice on or before the next succeeding business day. Rejection or other refusal by the addressee to accept shall be deemed to be receipt of the notice sent. The addresses of the parties to which notices are to be sent shall be those set forth on the signature page of this Agreement, provided that a copy of any notice to the Purchaser shall also be sent to T. Gaillard Uhlhorn, V, Bass, Berry & Sims PLC, 100 Peabody Place, Suite 900, Memphis, Tennessee 38103, Fax No. 901-543-5999, email: guhlhorn@bassberry.com and provided that a copy of any notice to the Seller shall also be sent to Richard A. Merel, Garfield & Merel, Ltd., 223 W Jackson Blvd Ste 1010, Chicago, IL 60606, Fax No. (312) 288-0120; email: rmerel@garfield-merel.com.

          18.  Remedies. If this transaction fails to close by reason of Purchaser’s wrongful failure to perform its obligations under this Agreement, the Earnest Money shall be retained by Seller as liquidated damages the parties hereby acknowledging that Seller’s actual damages in such circumstances would be difficult, if not impossible, to determine. Seller expressly acknowledges and agrees that retention of the Earnest Money as provided for herein shall be Seller’s sole and exclusive remedy in the event of Purchaser’s failure to perform its obligations hereunder. If this transaction fails to close for any reason other than Purchaser’s wrongful failure to perform his obligations hereunder, the Earnest Money shall promptly be refunded to Purchaser. In the event Seller fails or refuses to convey the Property in accordance with the terms hereof or otherwise fails to perform its obligations hereunder, Purchaser shall have the right to a refund of all Earnest Money, specific performance and all other rights and remedies available at law or in equity for Seller’s breach, all of which are reserved, cumulative, and nonexclusive. Seller waives the right to assert the defense of the lack of mutuality in any suit for specific performance instituted by Purchaser.

          19. Time of Essence. Time is of the essence of this Agreement.

          20. Closing Documents. At or prior to Closing, each party shall deliver to the other party appropriate evidence to establish the authority of such party to enter into and close the transaction contemplated hereby. Seller also shall execute and deliver to the Title Company at Closing, for it to hold in escrow pending Purchaser’s payment of the Purchase Price, (i) the Deed; (ii) a certificate with respect to Section 1445 of the Internal Revenue Code stating, among other things, that Seller is not a foreign corporation as defined in the Internal Revenue Code and I.R.S. Regulations; (iii) the Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit D; (iv) a letter to each tenant under the Leases in the form reasonably requested by Purchaser; (v) Seller’s representation and warranty downdate certificate under Section 10; and (vi) such other documents reasonably necessary or appropriate to complete and evidence the transaction contemplated hereby, including without limitation a standard title company owner’s affidavit and a warranty bill of sale in form reasonably acceptable to Purchaser as to any personal property included in the Property. Additionally at Closing, the parties shall enter into an agreement that provides that in the event James C. Mastandrea is not re-elected as a trustee of Purchaser’s general partner, Whitestone REIT, in 2009 for a three-year term and appointed Chairmen, President and CEO for any reason, Purchaser shall repurchase the Shares or Units (as the case may be) in cash for $5.15 for each Unit or Share transferred pursuant to Section 3 hereof.

          21. Entire Agreement. This Agreement constitutes the entire agreement of the parties and may not be amended except by written instrument executed by Purchaser and Seller. All prior understandings and agreements between the parties are deemed merged herein.

          22. Headings. The section headings are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope or content of this Agreement or any provision hereof.

          23. Possession. Seller shall deliver actual possession of the Property at Closing.

          24. Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Illinois.

          25. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns as the case may be, and Purchaser shall not have the right to assign its rights hereunder without Seller’s prior written consent.

          26. Surviving Clauses. The provisions of this Agreement relating to tax prorations after Closing, Purchaser’s indemnification with respect to its entering upon the Property prior to Closing, Seller’s representations, covenants, warranties and indemnity agreement in Section 10, Seller’s covenant not to encumber the Property subsequent to the date hereof, the mutual covenants of Seller and Purchaser to indemnify each other, as the case may be, as set forth in Section 11, shall survive any Closing pursuant to this Agreement. Except as set forth in the preceding sentence or as otherwise expressly set forth herein, no other provision of this Agreement shall survive the Closing of this transaction.

          27. Confidentiality. Neither Purchaser nor Seller shall make any public announcement or disclosure of any information related to this Agreement to outside brokers or third parties, before the Closing, without the prior written specific consent of the other party; provided, however, that Purchaser may make disclosure of this Agreement to its certain outside parties as necessary to perform its inspections of the Property and as may be required under laws or regulations applicable to Purchaser.

          IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year first above written.

ADDRESSES:	PURCHASER:

2600 S. Gessner Road Suite 500 Houston, Texas 77063 Attention: John J. Dee Fax: (713) 465-8847 Email: jdee@whitestonereit.com	Whitestone REIT Operating Partnership, L.P.,
A Delaware limited partnership

By: Whitestone REIT, a Maryland real estate
investment trust, its general partner

	By:	/s/ John J. Dee

	Name:	John J. Dee

	Title:	Chief Operating Officer

SELLER:

Bank One, Chicago, NA, as successor by merger with Bank One, Wilmette, f/k/a, First Illinois Bank of Wilmette, as Trustee under Trust Agreement dated January 29, 1986 and known as Trust Number TWB-0454

Attention:
Fax:
Email:	By:	/s/ Christine C. Young

	Name:	Christine C. Young

	Title:	Trust Officer

SCHEDULE 4

DUE DILIGENCE MATERIALS

          (a) Plans, drawings, specifications and engineering and architectural studies and work (including “as built” plans and drawings, if any) with regard to the Property that are in Seller’s possession;

          (b) Any appraisals of the Property in Seller’s possession obtained during the period during which Seller has owned the Property;

          (c) Income and expense statements for the two (2) most recent complete calendar years and the current year-to-date;

          (d) Copies of all current Leases and any amendments or proposed amendments thereto;

          (e) A current rent roll for the Property setting forth, for each Lease and tenant, (i) the portion of the Property occupied and the square footage of the space occupied, (ii) the rent payable under such Lease, (iii) the date on which rent is due under each Lease, (iv) all receipts for rent and the rental period for which rent has been paid, (v) the expiration date of such Lease and any renewal or extension options, and (vii) information regarding the status of security deposits;

          (f) Copies of all correspondence in Seller’s possession relating to the current Leases;

          (g) Copies of insurance certificates with respect to the Property;

          (h) Copies of all of the Contracts and any amendments or proposed amendments thereto;

          (i) Copies of any soil boring or other similar engineering reports with respect to the Property obtained during the period during which Seller has owned the Property; and

          (j) Any environmental assessment report or study with respect to the Property in Seller’s possession.

EXHIBIT A

PROPERTY DESCRIPTION

Parcel 1: Lot 4 in McHenry Road Homesites, being a subdivision of part of the Northwest ¼ of the Southwest ¼ of Section 29, Township 43 North, Range 11, East of the Third Principal Meridian, according to the Plat thereof recorded November 24, 1956 as Document 931656, in Book 1501 of Records, Page 154, in Lake County, Illinois.

Parcel 2: Lot 4 in Spoerlein Farm Commercial Phase 1C, being a subdivision of part of the Northwest ¼ of the Southwest ¼ of Section 29, Township 43 North, Range 11, East of the Third Principal Meridian, according to the Plat thereof recorded May 28, 1985 as Document 2357829, (except that part taken for road purposes by Case No. 93ED5), in Lake County, Illinois.

EXHIBIT B

TENANT ESTOPPEL CERTIFICATE

            THIS TENANT ESTOPPEL CERTIFICATE (this “Estoppel”), is executed this ________ day of _______________, 2008, by _________________________ (“Tenant”), to and in favor of Whitestone REIT, a Maryland real estate investment trust, its successors and assigns (“Purchaser”), having its principal place of business at Woodlake Plaza, 2600 S. Gessner, Houston, Texas 77063.

R E C I T A L S:

 A. Tenant is the lessee under that certain lease executed between Tenant and Chicago Land Trust Company, as Successor Trustee to LASALLE BANK NATIONAL ASSOCIATION, Under Trust No. TWB-0454 (“Landlord”), dated ______________, __200____ (the lease and all amendments thereto are hereinafter referred to as the “Lease”), covering all or a portion of property legally described in Schedule I attached hereto and made a part hereof (the “Property”).

 B. Purchaser is performing its due diligence as it relates to the potential purchase of the Property from Landlord which is secured, in part, by an assignment of leases and rents from the Property.

 C. As a condition to of any said purchase of the Property, Purchaser requires that Tenant enter into this Estoppel and Tenant acknowledges that Purchaser is relying upon this Estoppel.

 NOW, THEREFORE, Tenant does hereby certify to Purchaser as follows:

A.	Tenant hereby represents, acknowledges and agrees as follows:

	1.	The Lease is in full force and effect and has not been amended, modified or extended. Yes ☐ No ☐
If No, Please state most recent amendment.

2.
The Lease does not contain any options to purchase and/or lease additional space, rights of set off, rights of first refusal to purchase and/or lease additional space or any similar provisions regarding acquisition of ownership interests or additional leased space in the building except as follows:

3.	Lease commencement date ______________

4.	Lease termination date __________________.

5.	Current monthly rent $____________.

6.	CAM $__________

7.	Insurance $__________

8.	Real Estate Taxes $_______

9.	Current amount due $_______

10.	Rent has been paid through ________, 200_ and Tenant has not paid any rentals in advance.

11.	The improvements described in the Lease have been completed and accepted by Tenant. There is no further obligation of improvements by the Landlord.

12.	The security deposit under the Lease is currently $___________________.

13.	Has Tenant sublet any portion of the leased premises or assigned any of its rights under the Lease.

☐ Yes ☐ No
If Yes, sublessee ____________________________________________

14.	Tenant is in full and complete possession of the premises demised under the Lease, such possession having been delivered by the Landlord pursuant to the Lease and having been accepted by the Tenant.

15.
Tenant has no existing claims, defenses or offsets under the Lease against Landlord, no uncured default exists under the Lease, and no event has occurred that would, except for the lapse of time, the giving of notice or both, constitute a default.

16.
Upon Purchaser succeeding to Landlord’s interest under the Lease, Tenant covenants and agrees to attorn to Purchaser, to recognize such successor landlord as Tenant’s landlord under the Lease, and to be bound by and perform all of the obligations and conditions imposed upon Tenant by the Lease. If requested by Purchaser or any subsequent owner, Tenant shall execute a new lease with Purchaser, for a term equal to the remaining term of the Lease and otherwise containing the same provisions and covenants of the Lease.

	17.	Tenant will not look to Purchaser for the return of the security deposit, if any, under the Lease, except to the extent that such funds are delivered to Purchaser.

	18.	The guaranty of the Lease, if any, is in full force and effect.

	19.	There are no actions, whether voluntary or involuntary or otherwise pending against Tenant under the bankruptcy laws of the United States or any portion of its interest in the Property or the Lease.

B.
Tenant shall deliver to Purchaser a copy of all notices Tenant delivers to or receives from Landlord in accordance with the notice provisions set forth herein. Prior to terminating the Lease due to a default by Landlord thereunder, Tenant agrees to notify Purchaser of such default and give Purchaser the opportunity to cure such default within the later of (i) thirty (30) days after the expiration of any notice and cure period or (ii) thirty (30) days of Purchaser’s receipt of such notice (or, if such default cannot reasonably be cured within such thirty (30) day period, Purchaser shall have such longer time as may be necessary to cure the default; provided that Purchaser commences the cure within such period and diligently pursues the cure thereafter).

C.
This Estoppel may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which when taken together shall constitute one agreement. This Estoppel shall inure to the benefit of Purchaser, its successors and assigns and shall be binding upon Tenant and its successors and assigns.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the Tenant has executed this Estoppel the day and year first above written.

TENANT:

By:
Name:
Its:

[notary seal]

EXHIBIT C

SCHEDULE OF LEASES AND RENT ROLL

EXHIBIT D

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is entered into as of the ____ of ____________, 20___, between _______________________ (“Assignor”), whose address is ___________________________, and ________________________ (“Assignee”), a _________________________ whose address is ______________________________________________________.

          1. Property. The “Property” means the real property located in the County of ___________, State of ____________ and the County of ____________, State of __________ legally described in Exhibit A attached to this Assignment, together with the building, structures and other improvements located thereon.

          2. Leases. The “Leases” means those leases and occupancy agreements (and guarantees thereof) affecting the Property which are described in Exhibit B attached to this Assignment. The “Contracts” mean those contracts which are described on Exhibit C attached to this Assignment.

          3. Security Deposits. “Security Deposits” means those security deposits set forth on Exhibit B.

          4. Assignment. For good and valuable consideration received by Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby grants, transfers and assigns to Assignee the entire right, title and interest of Assignor in and to the Contracts, Leases and the Security Deposits.

          5. Assumption. Assignee hereby assumes the obligations of Assignor under the Contracts and as lessor under the Leases first arising from and after the date hereof. Assignor shall promptly notify Assignee in writing if any claim is made against Assignor with respect to any matter which Assignee has agreed to assume in this Assignment, specifying the nature and details of such claim. Assignor shall cooperate fully with Assignee and its counsel and attorneys in the defense against such claim in accordance with their judgment and discretion, and Assignor shall not pay or settle any such claim without Assignee’s prior written consent. No person or entity, other than Assignor, shall be deemed a beneficiary of the provisions of this Section 5.

          6. Indemnity. Assignee agrees to indemnify, defend and hold Assignor harmless from and against any and all claims, damages, demands, causes of action, liabilities, judgments, losses, costs and expenses (including but not limited to reasonable attorneys’ fees) asserted against or incurred by Assignor caused by the failure of Assignee to perform any obligation under the Contracts, and Leases which obligation was assumed by Assignee hereunder. Assignor agrees to indemnify, defend and hold Assignee harmless from and against any and all claims, damages, demands, causes of action, liabilities, judgments, losses, costs and expenses (including but not limited to reasonable attorneys’ fees) asserted against or incurred by Assignee caused by the failure of Assignor to perform any obligation under any of the Contracts, or the Leases first arising prior to the date hereof.

          7. Power and Authority. Assignor represents and warrants to Assignee that it is fully empowered and authorized to execute and deliver this Assignment, and the individual signing this Assignment on behalf of Assignor represents and warrants to Assignee that he or she is fully empowered and authorized to do so.

          8. Attorneys’ Fees. If either Assignee or Assignor or their respective successors or assigns file suit to enforce the obligations of the other party under this Assignment, the prevailing party shall be entitled to recover the reasonable fees and expenses of its attorneys.

          9. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

          10. Counterparts. This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of fewer than all of the parties but all of which shall be taken together as a single instrument.

          11. Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of ___________________.

          IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment the day and year first above written.

ASSIGNOR

By:
Title:

ASSIGNEE